Exhibit 21.1

	Company Name:	Jurisdiction
1	China XD Plastic Company Limited	Nevada, United States of America
2	Favor Sea Limited	British Virgin Islands
3	Xinda Holding (HK) Company Limited	Hong Kong
4	Xinda (HK) Trading Company Limited	Hong Kong
5	Al Composites Materials FZE	United Arab Emirates
6	Heilongjiang Xinda Enterprise Group Company Limited	People's Republic of China
7	Heilongjiang Xinda Composite Materials Company Limited	People's Republic of China
8	Sichuan Xinda Enterprise Group Company Limited	People's Republic of China
9	Xinda CI (Beijng) Enterprise Management Company Limited	People's Republic of China
10	Harbin Meiyuan Enterprise Management Service Company Limited	People's Republic of China
11	Harbin Xinda Plastic New Materials Company Limited	People's Republic of China
12	Chongqing Wanshengxiang Macromolecule Materials Company Limited	People's Republic of China
14	Xinda Deluxe Faith Limited	Hong Kong
15	Heilongjiang Xinda Enterprise Group Shanghai New Materials Sales Company Limited	People's Republic of China
16	Heilongjiang Xinda Enterprise Group (Shanghai) New Materials Research and Development Company Limited	People's Republic of China
17	Heilongjiang Xinda Enterprise Group (Daqing) New Materials Industry and Trade Company Limited	People's Republic of China
18	Sichuan Xinda Composite Materials Company Limited	People's Republic of China

* This list of subsidiaries is as of December 31, 2017.

This list of subsidiaries corrected the names of certain entities in prior years due to translation from Chinese to English.